Exhibit 99.1

BeiGene Announces Pricing of $175 Million Public Offering

CAMBRIDGE, Mass. and BEIJING, China, Aug. 10, 2017 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced the pricing of its follow-on public offering of 2,465,000 American Depositary Shares (ADSs), each representing 13 of its ordinary shares, par value $0.0001 per share, at a price to the public of $71.00 per ADS. The gross proceeds to BeiGene from the offering, before deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $175 million.  In addition, BeiGene has granted the underwriters a 30-day option to purchase up to an additional 369,750 ADSs at the public offering price, less underwriting discounts and commissions.  The offering is expected to close on August 16, 2017, subject to customary closing conditions.

BeiGene intends to use proceeds from the offering for working capital and general corporate purposes, including research and development activities.

Morgan Stanley, Goldman Sachs & Co. LLC, and Cowen are acting as joint book-running managers. Baird and William Blair are acting as co-managers.

The securities described above are being offered pursuant to an automatically effective shelf registration statement that was previously filed with the U.S. Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on August 10, 2017. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to these securities may be obtained for free from the offices of Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Goldman

Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, or email: prospectus-ny@ny.email.gs.com; or Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, United States, Attn.: Prospectus Department or by calling 1-631-274-2806.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 400 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to BeiGene’s expectations regarding the anticipated closing date. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by BeiGene is contained or incorporated by reference in the preliminary prospectus supplement related to the public offering filed with the Securities and Exchange

Commission. BeiGene disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com